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                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-00000) and related Prospectus of RenaissanceRe Holdings Ltd. for the registration of up to a total initial offering price of $200,000,000 of securities to be offered by the company and to the incorporation by reference therein of our reports dated January 26, 2001, with respect to the consolidated financial statements of RenaissanceRe Holdings Ltd. included in its Annual Report (Form 10-K) for the year ended December 31, 2000 and the related financial statement schedules included therein, filed with the Securities and Exchange Commission.



/s/ Ernst & Young

Hamilton, Bermuda
April 23, 2001